Exhibit 4.1

FIRST AMENDMENT OF RIGHTS AGREEMENT

THIS FIRST AMENDMENT OF RIGHTS AGREEMENT (this “Amendment”), effective as of March 23, 2008, is made by Digimarc Corporation, a Delaware corporation (the “Company”), and acknowledged by Computershare Trust Company N.A. (formerly Equiserve Trust Company, the “Rights Agent”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.              Amendments

(a)           Subject to the terms hereof, pursuant to Section 26 of that certain Rights Agreement, dated as of November 16, 2004, by and between the Company and the Rights Agent (the “Rights Agreement”), the parties hereby amend the Rights Agreement to add the following provision to Section 23 (Redemption and Termination), immediately following clause (c):

 “(d).       This Agreement shall terminate automatically at the Effective Time (as such term is defined in the Merger Agreement (as defined in Section 36)) with no further actions required from any Person.”

(b)           Subject to the terms hereof, pursuant to Section 26 of the Rights Agreement, the parties hereby amend the Rights Agreement to add the following section:

“SECTION 36.  Transactional Exemption.

(a)           Notwithstanding anything to the contrary in this Agreement, the execution, delivery or performance by the respective parties thereto of, and the consummation of the merger or any other transactions contemplated by, that certain Agreement and Plan of Merger dated as of March 23, 2008, as amended from time to time (the “Merger Agreement”), by and among the Company, L-1 Identity Solutions, Inc. (“Parent”) and Dolomite Acquisition Co., a Delaware corporation and wholly owned subsidiary of Parent, including but not limited to, the execution, delivery and performance by the respective parties thereto of the Support Agreement and the Spin-Off Agreements (as such terms are defined in the Merger Agreement) (the Merger Agreement, the Spin-Off Agreements and all other ancillary documents relating to the transactions contemplated therein are collectively referred to herein as the “Transaction Agreements”), shall not cause any Person to become an “Acquiring Person” (as that term is defined in Section 1 hereof), or give rise to any event that, through passage of time or otherwise, would result in the occurrence of a “Stock Acquisition Date,” a “Distribution Date,” a “Section 11(a)(ii) Event” or a “Section 13 Event” (as those terms are defined in Sections 1, 3(a), 11(a)(ii) and 13(a) hereof, respectively).

(b)           Notwithstanding anything to the contrary in this Agreement, the provisions of Section 11 hereof shall be deemed not to apply to the merger or any other transactions contemplated by the Transaction Agreements.”

2.              Condition to Effectiveness

This Amendment shall become effective on March 23, 2008, immediately prior to the first to occur of (a) the execution and delivery of the Support Agreement, or (b) the execution and delivery of the Merger Agreement by each of the parties thereto.  By execution hereof, the Rights Agent hereby acknowledges that it has received written notice of the Amendment; provided, however, that the Rights Agent shall not be deemed to have any knowledge of the effectiveness of this Amendment prior to the date of the execution of this Amendment.

3.              Reference to and Effect on Rights Agreement

Each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or any other expression of like import referring to the Rights Agreement shall mean and be a reference to the Rights Agreement as amended by this Amendment.

4.              Governing Law

This First Amendment of Rights Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely in such State.

5.              Continuing Effect

The Rights Agreement, except as amended hereby, shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has executed this Amendment on April 3, 2008.

DIGIMARC CORPORATION

By:	/s/ Bruce Davis
Name: Bruce Davis
Title: Chief Executive Officer

Acknowledged by:

COMPUTERSHARE TRUST COMPANY N.A.

By:	/s/ Tyler Haynes
Name: Tyler Haynes
Title: Manager